Exhibit 1.01

H.B. FULLER COMPANY

Conflict Minerals Report

For the reporting period from January 1, 2014 to December 31, 2014

This Conflict Minerals Report (the “Report”) of H.B. Fuller Company (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule) promulgated under the Securities and Exchange Act of 1934, as amended, for the reporting period from January 1, 2014 to December 31, 2014.

The rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, certain of the Company’s operations manufacture, or contract to manufacture, products, and the Conflict Minerals are necessary to the functionality of those products.

If a registrant has reason to believe that any of the Conflict Minerals necessary to the functionality or production of their products may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the source of the Conflict Minerals. The registrant must annually submit a report, Conflict Minerals Report (a “CMR”), to the SEC that includes a description of those due diligence measures.

Pursuant to SEC guidance, this Report is not audited as none of the Company’s products have been found to be “DRC conflict free”.

1.	Introduction

a.	Company Overview. The Company is a leading worldwide formulator, manufacturer and marketer of adhesives, sealants and other specialty chemical products. Sales operations span 40 countries in North America, Europe, Latin America, the Asia Pacific region, India, the Middle East and Africa. Industrial adhesives represent our core product offering. Customers use our adhesives products in manufacturing common consumer and industrial goods, including food and beverage containers, disposable diapers, windows, doors, flooring, appliances, sportswear, footwear, multi-wall bags, water filtration products, insulation, textiles and electronics. Our adhesives help improve the performance of our customers’ products or improve their manufacturing processes. We also provide our customers with technical support and unique solutions designed to address their specific needs. We have established a variety of product offerings for residential construction markets, such as tile-setting adhesives, grout, sealants and related products. These products are sold primarily in our Construction Products operating segment.

b.	Product Overview. This report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2014. These products (referred to collectively as “Covered Products” in this Report) are the following:

Certain equipment used or sold in our Adhesives Coated Products business, which the Company manufactures or contracts to manufacture, may contain Conflict Minerals in the electronic components of such equipment.

Certain products manufactured or assembled by Engent, Inc., a wholly owned subsidiary of the Company, for its customers which contain electronic components and materials. Engent, Inc. was acquired by the Company in 2012 and is a provider of manufacturing, research and development services to the electronics industry.

In our Conflict Minerals Report for calendar year 2013, we noted that certain specialty adhesives products, which the Company manufactures or contracts to manufacture might contain tin or tin-related compounds, which we believed at the time were within the scope of the Conflict Minerals Rule. For that subset of our adhesives products, the only potential Conflict Minerals that were potentially present were tin-related. In that subset of products, tin is used solely as a catalyst and, therefore, appears only in very small percentages of the finished product. Subsequent to the filing of our Conflict Minerals Report for calendar year 2013, we determined that these chemical compounds derived from tin were not in scope of the Conflict Minerals Rule and therefore no reasonable country of origin inquiry needs to be made with regard to these chemical compounds. This determination was made as a result of: (i) analysis of the products containing these chemical compounds and (ii) published correspondence from representatives of trade groups regarding the SEC Staff’s position that certain chemical compounds (e.g., catalysts, stabilizers and polymerization aids) are not within the scope of the Conflict Minerals Rule as well as our confirmation from the SEC Staff last fall that the correspondence accurately reflected its position.

We acquired several companies that were not included in our report for last year. None of the acquired companies had been obligated to provide a specialized disclosure report with respect to its use of conflict minerals. The Company did not include any of these businesses in our reporting on Form SD and the Conflict Minerals Report for calendar year 2013 as we completed the acquisitions less than eight months prior to January 1, 2013. These acquired companies are included in our report for calendar year 2014, as applicable.

On September 3, 2014 we acquired the ProSpec® construction products business, a provider of tile and stone installation products. The company from which we acquired this business was obligated to provide a specialized disclosure report with respect to its use of conflict minerals for calendar year 2013. However, the ProSpec construction products business does not use conflict minerals in the products it manufactures or contracts to manufacture and therefore was not described on that report. We acquired another adhesives related company in Brazil in calendar year 2013, Plexbond Quimica, S.A. Based upon our inquiry and belief, this subsidiary also does not use conflict minerals in the products it manufactures or contracts to manufacture.

2. Reasonable Country of Origin Inquiry (RCOI). The Company has conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals. This good faith reasonable country of origin inquiry was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap resources. In response to our RCOI, a few suppliers indicated that any components or products provided to us that contained 3TG came from scrap or recycled sources. Additionally, other suppliers confirmed that their products originated from countries other than Covered Countries. A few suppliers indicated that their products included Conflict Minerals which originated from the Covered Countries and most of those were from smelters that were on the compliant refiners or smelters list or the active smelters or refiners list as set forth on the lists published by the Conflict Free Smelters Initiative website, www.conflictfreesourcing.org.

3. Design of Due Diligence Framework. The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”) in all material respects.

4. Due Diligence Measures Performed. The Company has adopted a policy relating to the Conflict Minerals (the “Company Policy”), incorporating the standards set forth in the OECD Guidance. The policy generally states that the Company is committed to ethical practices and compliance with applicable laws and regulations, including the SEC’s regulations and the Conflict Minerals Rules. It states that the Company does not generally source Conflict Minerals directly from the source of supply (mines, smelters, refiners) and that the Company is therefore generally removed by several levels from sources of supply of Conflict Minerals. The policy commits the Company to use reasonable due diligence to identify the source of any Conflict Minerals, realizing that this will entail the cooperation of its suppliers. The Company is committed to compliance with the Conflict Minerals Rules, including understanding the Conflict Minerals Rules, communicating and educating our personnel, suppliers and customers regarding the Conflict Minerals Rules and to create processes and procedures to conduct supply chain due diligence and comply with reporting requirements. The Company values its supplier and customer relationships and will work with our suppliers over time to ensure our compliance with the Conflict Minerals Rules.

The Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals and has therefore asked its suppliers to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain. Most of the suppliers who provided information regarding smelters provided this information on a company level versus a product level. Therefore, we do not know if the materials from the smelters we have included in this Conflict Minerals Report are in our products. It will likely take additional time before we are able to obtain information at a product level and it is possible that we may not get product level information.

The Company has a steering committee which oversee the activities of a multi-functional group of personnel who have worked on due diligence and compliance related to Conflict Minerals. The composition of the steering committee includes several executive level officers. The multi-functional group includes employees from the Company covering areas such as regulatory, sourcing, finance, legal and operations.

In general, a review of products and raw materials contained therein (including chemical composition) or components (for equipment) was completed and a list of suppliers of raw materials or components where Conflict Minerals were determined to be potentially present was assembled. The initial focus has been on top-tier suppliers of these raw materials or components. For these top-tier suppliers, the Company sent out questionnaires including the EICC®-GeSI form (“Supplier Questionnaire”) to inquire about the country of origin of Conflict Minerals potentially included in the Company’s Covered Products. This template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a supplier’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the supplier and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on EICC’s website. Responses to these questionnaires were monitored and follow up communication was sent if a response was not received. The Company has not had any direct contact with mines, smelters or refiners. The Company will continue to follow up with its suppliers related to incomplete responses or any responses deemed to be questionable or potentially not trustworthy. We also compared the smelters that were disclosed on the surveys to the lists of compliant smelters and refiners and active smelters and refiners on the Conflict Free Sourcing Initiative’s website.

The Company has undertaken an internal education process to ensure that relevant personnel are aware of the Conflict Minerals Rules and it has conducted training of several employee groups since the inception of due diligence efforts. In addition, it has designated personnel to respond to customer and supplier inquiries regarding the Conflict Minerals Rules. These personnel are part of the multi-functional group working on due diligence and compliance efforts. Ongoing supplier communication and follow up will occur during calendar year 2015.

The Company’s initial goal was to focus its efforts on top-tier suppliers of goods that may contain Conflict Minerals. Over time, the Company expects to extend its focus to the suppliers of those suppliers, and deeper into the supply chain, by urging its direct suppliers to make similar inquiries of their suppliers. The Company will review any suppliers who are materially non-compliant with our Conflict Minerals Policy for future business purposes. The Company will make reasonable efforts to find suppliers who comply with our Conflict Minerals Policy and who will meet our needs.

In response to the survey, many of our direct suppliers indicated that they were still in the process of completing their own due diligence.

Facilities That May Have Been Used to Process Necessary Conflict Minerals, if Known, for H.B. Fuller Products.

Schedule 1 to this Conflict Minerals Report includes a list of facilities that may have been used to process necessary conflict minerals for H.B. Fuller Company products. This list is based on our due diligence for 2014. Most of the information was provided to us on a company level versus a product level, and the suppliers did not generally limit their responses to facility information for Conflict Minerals in products they supply to us specifically.

Countries of Origin of the Conflict Minerals processed by these facilities are believed to include:

The suppliers and manufacturers we surveyed who identified the countries of origin of Conflict Minerals in their products identified the countries or the country categories (from the Conflict Free Sourcing Initiative (“CFSI”)) listed on Schedule 2 to this Conflict Minerals Report. Conflict Minerals contained in our Covered Products did not necessarily originate in the countries listed on Schedule 2. This is because our suppliers and manufacturers generally provided country of origin information in the survey responses at the company level, representing the suppliers’ and manufacturers’ entire product lines, and generally did not limit their responses to countries of origin for products they supply to us specifically.

5. Future Steps to Mitigate Risk. We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TG in our products finance or benefit armed groups in the Covered Countries:

a.	Continue to engage with our direct suppliers to increase the response rate to our survey and to improve the content and quality of their responses;

b.	Continue to work to add language to applicable contracts and purchase orders stating our compliance requirements for our suppliers related to Conflict Minerals Rules; and

c.	Continue to engage with our direct suppliers to receive more information from upstream in their supply chain of any 3TG in the components and raw materials they supply to us.

Conclusion

After exercising the due diligence described above, the Company was unable to determine whether or not its products contain conflict minerals: (1) from recycled or scrap sources as defined in the Conflict Minerals Rule, (2) that did not originate in the Covered Countries, or (3) that did not directly or indirectly finance or benefit armed groups, as defined in the Conflict Minerals Rule, in the Covered Countries.

As set forth above, the Company will continue to engage with its suppliers to obtain complete and accurate information about its supply chain as it relates to Conflict Minerals and their origins.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements, which are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. These statements include statements regarding our goals for future improvements to our due diligence process and to mitigate the risk about the sourcing of our conflict minerals. All forward-looking statements involve risk and uncertainty. Risks that may cause these forward-looking statements to be inaccurate include: failure to carry out these plans in a timely manner or at all; lack of cooperation or progress by our suppliers, their respective suppliers and smelters; or lack of progress by smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities). In addition, you should also consider the important factors described in reports and documents that we file from time to time with the SEC, including the factors described under the sections titled “Risk Factors” in our most recently submitted Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Except as required by law, we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Schedule 1

Metal	Facility Name	Status
Gold	Aida Chemical Industries Co. Ltd.	*
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Minerção	*
Gold	Argor-Heraeus SA	*
Gold	Asahi Pretec Corporation	*
Gold	Asaka Riken Co Ltd	**
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	*
Gold	Aurubis AG	*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Bauer Walser AG
Gold	Boliden AB	*
Gold	C. Hafner GmbH + Co. KG	*
Gold	Caridad
Gold	CCR Refinery – Glencore Canada Corporation	*
Gold	Cendres + Métaux SA	**
Gold	Chimet S.p.A.	*
Gold	China National Gold Group Corporation
Gold	Chugai Mining
Gold	Colt Refining
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco	**
Gold	Dowa	*
Gold	Eco-System Recycling Co., Ltd.	*
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Guangdong Jinding Gold Limited
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH	*
Gold	Heraeus Ltd Hong Kong	*
Gold	Heraeus Precious Metals GmbH & Co. KG	*
Gold	Hunan Chenzhou Mining Group Co., Ltd.
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd.	*
Gold	Istanbul Gold Refinery	*

Metal	Facility Name	Status
Gold	Japan Mint	*
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc	*
Gold	Johnson Matthey Ltd	*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	*
Gold	JSC Uralelectromed	*
Gold	JX Nippon Mining & Metals Co., Ltd	*
Gold	Kazzinc Ltd	*
Gold	Kennecott Utah Copper LLC	*
Gold	Kojima Chemicals Co., Ltd	*
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L’azurde Company For Jewelry	*
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	LS-NIKKO Copper Inc.	*
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd
Gold	Materion	*
Gold	Matsuda Sangyo Co. Ltd	*
Gold	Metalor Technologies (Hong Kong) Ltd	*
Gold	Metalor Technologies (Singapore) Pte. Ltd.	*
Gold	Metalor Technologies SA	*
Gold	Metalor USA Refining Corporation	*
Gold	Met-Mex Peñoles, S.A.	*
Gold	Mitsubishi Materials Corporation	*
Gold	Mitsui Mining and Smelting Co., Ltd.	*
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	*
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD	*
Gold	Ohio Precious Metals, LLC	*
Gold	Ohura Precious Metal Industry Co., Ltd	*
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	*
Gold	OJSC Kolyma Refinery
Gold	PAMP SA	*
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk	*
Gold	PX Précinox SA	*
Gold	Rand Refinery (Pty) Ltd	*
Gold	Royal Canadian Mint	*
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal	*
Gold	SEMPSA Joyería Platería SA	*
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	*

Metal	Facility Name	Status
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	**
Gold	Solar Applied Materials Technology Corp.	*
Gold	Sumitomo Metal Mining Co., Ltd.	*
Gold	Tanaka Kikinzoku Kogyo K.K.	*
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd	*
Gold	Tokuriki Honten Co., Ltd	*
Gold	Tongling nonferrous Metals Group Co.,Ltd
Gold	Torecom	**
Gold	Umicore Brasil Ltda	*
Gold	Umicore Precious Metals Thailand	*
Gold	Umicore SA Business Unit Precious Metals Refining	*
Gold	United Precious Metal Refining, Inc.	*
Gold	Valcambi SA	*
Gold	Western Australian Mint trading as The Perth Mint	*
Gold	Xstrata Canada Corporation
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	*
Gold	Yokohama Metal Co Ltd	**
Gold	Yunnan Copper Industry Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	*
Gold	Zijin Mining Group Co. Ltd	*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	*
Tantalum	Conghua Tantalum and Niobium Smeltry	*
Tantalum	Duoluoshan	*
Tantalum	Exotech Inc.	*
Tantalum	F&X Electro-Materials Ltd.	*
Tantalum	Global Advanced Metals
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	*
Tantalum	H.C. Starck Group
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	*
Tantalum	Hi-Temp	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	*
Tantalum	Jiujiang Tanbre Co., Ltd.	*
Tantalum	Kemet Blue Powder
Tantalum	King-Tan Tantalum Industry Ltd	*
Tantalum	LSM Brasil S.A.	*
Tantalum	Metallurgical Products India (Pvt.) Ltd.	*
Tantalum	Mineração Taboca S.A.	*
Tantalum	Mitsui Mining & Smelting	*
Tantalum	Molycorp Silmet A.S.
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	*
Tantalum	Plansee
Tantalum	QuantumClean	*

Metal	Facility Name	Status
Tantalum	RFH Tantalum Smeltry Co., Ltd	*
Tantalum	Shanghai Jiangxi Metals Co. Ltd
Tantalum	Solikamsk Magnesium Works OAO	*
Tantalum	Taki Chemicals	*
Tantalum	Tantalite Resources
Tantalum	Telex	*
Tantalum	Ulba	*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	*
Tantalum	Zhuzhou Cement Carbide	*
Tin	Alpha	*
Tin	China Rare Metal Materials Company	*
Tin	China Tin Group Co., Ltd.	**
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa	*
Tin	CV Serumpun Sebalai
Tin	CV United Smelting	*
Tin	EM Vinto	*
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals	**
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	*
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Magnu’s Minerais Metais e Ligas LTDA	*
Tin	Malaysia Smelting Corp	*
Tin	Melt Metais e Ligas S/A	*
Tin	Metallo Chimique
Tin	Mineração Taboca S.A.	*
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Minsur	*
Tin	Mitsubishi Materials Corporation	*
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	**
Tin	OMSA	*
Tin	PT Artha Cipta Langgeng	*
Tin	PT Babel Inti Perkasa	*
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya	*
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Bangka Tin Industry	*
Tin	PT Belitung Industri Sejahtera	*
Tin	PT BilliTin Makmur Lestari	**

Metal	Facility Name	Status
Tin	PT Bukit Timah	*
Tin	PT DS Jaya Abadi	*
Tin	PT Eunindo Usaha Mandiri	*
Tin	PT Karimun Mining
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima	*
Tin	PT Prima Timah Utama	*
Tin	PT REFINED BANGKA TIN	*
Tin	PT Sariwiguna Binasentosa	*
Tin	PT Stanindo Inti Perkasa	*
Tin	PT Tambang Timah	*
Tin	PT Timah (Persero), Tbk	*
Tin	PT Tinindo Inter Nusa	*
Tin	Rui Da Hung	**
Tin	Soft Metais, Ltda.	*
Tin	Thaisarco	*
Tin	White Solder Metalurgia e Mineração Ltda.	*
Tin	Yunnan Chengfeng	**
Tin	Yunnan Tin Company, Ltd.	*
Tungsten	A.L.M.T. Corp.	**
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	*
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	**
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	**
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	*
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	*
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	**
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	*
Tungsten	Global Tungsten & Powders Corp	*
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	**
Tungsten	H.C. Starck
Tungsten	H.C. Starck GmbH	**
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	**
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	*
Tungsten	Japan New Metals Co., Ltd.	*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	*
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Richsea New Materials Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	**
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	**
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	**
Tungsten	Kennametal Huntsville	**
Tungsten	Kennametal Inc.	**
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	*

Metal	Facility Name	Status
Tungsten	Plansee
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	**
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	*
Tungsten	Wolfram Bergbau und Hütten AG	*
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	*
Tungsten	Xiamen Tungsten Co., Ltd.	*
Tungsten	Xianglu Tungsten Industry Co. Ltd.
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	**
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd

*Smelter name is included on the Conflict Free Sourcing Initiative’s Compliant Conflict Free Smelter and Refiner List.

**Smelter name is included on the Conflict Free Sourcing Initiative’s Active Smelters and Refiners List. This is a list of smelters that are currently pursuing an audit by the Conflict Free Smelter Program developed by EICC and the Global e-Sustainability Initiative (GeSI) to aid in the effort to verify the source of metals. Smelters and refiners on the Active list are at various stages of the audit cycle, anywhere from completion of the necessary documents to scheduling the audit date to enacting corrective actions in the post-audit phase.

A blank space in the status column indicates that the smelter or refiner was not on the CFSI lists or we were unable to ascertain the status.

Schedule 2

Level 1 Country (L1): Countries that are not identified as conflict regions or plausible areas or smuggling or export of or from these regions of Conflict Minerals: Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, Colombia, Côte d’Ivoire, Ethiopia, Germany, Guyana, Hong Kong, India, Indonesia, Japan, Kazakhstan, Malaysia, Mexico, Namibia, Nigeria, Peru, Philippines, Poland, Portugal, Russian Federation, Sierra Leone, Spain, Suriname, Switzerland, unidentified countries in South America, Taiwan, Thailand, United States, Viet Nam, West Africa and Zimbabwe.

Level 2 Country (L2): Countries that are known or plausible countries for smuggling, export out of or transit of materials containing Conflict Minerals from Level 3 countries: currently includes Kenya, Mozambique, and South Africa.

Level 3 Country (L3): The Democratic Republic of the Congo (DRC) and its nine adjoining countries as outlined in Section 1502 of the Dodd Frank Act: includes Angola, Burundi, Central African Republic, DRC, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia. These are also commonly referred to as “covered countries”

Alternatively, or in addition, some of the Compliant smelters and refiners may have sourced from recycled or scrap sources.